UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Fortress Transportation and Infrastructure Investors LLC
(Exact name of registrant as specified in its charter)

Delaware	32-0434238
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1345 Avenue of the Americas, 45th Floor New York, New York	10105
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Class A common shares, par value $0.01 per share	The Nasdaq Stock Market LLC
8.25% Fixed-to-Floating Rate Series A Cumulative Perpetual Redeemable Preferred Shares	The Nasdaq Stock Market LLC
8.00% Fixed-to-Floating Rate Series B Cumulative Perpetual Redeemable Preferred Shares	The Nasdaq Stock Market LLC
8.25% Fixed-Rate Reset Series C Cumulative Perpetual Redeemable Preferred Shares	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE

This Registration Statement on Form 8-A is being filed by Fortress Transportation and Infrastructure Investors LLC a Delaware limited liability company, with the Securities and Exchange Commission (the “Commission”) in connection with the registration of its Class A common shares, par value $0.01 per share (the “Common Shares”), its 8.25% Fixed-to-Floating Rate Series A Cumulative Perpetual Redeemable Preferred Shares (the “Series A Preferred Shares”), its 8.00% Fixed-to-Floating Rate Series B Cumulative Perpetual Redeemable Preferred Shares (the “Series B Preferred Shares”) and its 8.25% Fixed Rate Reset Series C Cumulative Perpetual Redeemable Preferred Shares (the “Series C Preferred Shares” and, together with the Series A Preferred Shares and Series B Preferred Shares, the “Preferred Shares”), under Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”), and the transfer of the listing of the Common Shares and the Preferred Shares from the New York Stock Exchange to The Nasdaq Stock Market LLC.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

For a description of the securities registered hereunder, reference is made to the information set forth under the heading “Description of Securities” in Exhibit 4.18 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Commission on February 28, 2022, which information is incorporated herein by reference.

Item 2.	Exhibits.

No exhibits are required to be filed because no other securities of the registrant are registered on The Nasdaq Stock Market LLC, and the securities registered hereby are not being registered pursuant to Section 12(g) of the Exchange Act.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

FORTRESS TRANSPORTATION AND INFRASTRUCTURE INVESTORS LLC

Dated: April 25, 2022	By:	/s/ Joseph P. Adams Jr.
	Name:	Joseph P. Adams Jr.
	Title:	Chief Executive Officer